Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

International Assets Holding Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of International Assets Holding Corporation of our report dated November 14, 2002, with respect to the consolidated balance sheets of International Assets Holding Corporation and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report is included in the September 30, 2002 annual report on Form 10-KSB of International Assets Holding Corporation.

KPMG LLP

Tampa, Florida

August 27, 2003